Exhibit 99.1

SPAR Group Announces 24% Increase in Revenue to $26.2 Million for the First Quarter 2013

WHITE PLAINS, NY—(May 14, 2013)- SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the financial results for the first quarter ending March 31, 2013. Revenue for the three month period ended March 31, 2013 increased 24% to $26.2 million.

First Quarter Highlights

●	International revenue increased 40% to $16.5 million,

o	Organic and acquisition growth rates were 12% and 28% respectively,

●	Gross profit increased 5% to $6.0 million,

●	Net income declined to $44,000 from $307,000 from the same period in 2012,

●	Domestic business expanded via the acquisition of general merchandising and certain in-store audit services from Market Force Information, and

●	We acquired a northern India based subsidiary, which is expected to generate $2.5 million in annual revenue.

"While we are pleased with the Company’s revenue growth during the first three months of 2013 and our expansion efforts both domestically and in India, we experienced a decline in net income due primarily to incremental spending in support of new project startups and recent acquisitions,” stated Gary Raymond, Chief Executive Officer of SPAR Group. “Our expansion efforts demonstrate our company’s strength across channels, categories and geographies, and reflect the traction we’re achieving internationally. Our management team is committed to continuing our most recent performance trends, improving profitability year over year and adding shareholder value.”

Mr. Raymond continued, “In addition to the numerous growth opportunities within our international division, we also expect continued growth from our domestic business. Management is committed to forming and strengthening relationships with numerous Fortune 500 companies, and expects to leverage these opportunities into continued 2013 profitability. Our recent acquisition of the merchandising and certain audit services from Market Force Information has expanded our existing client base while providing an introduction into a new line of in-store audit services that are expected to eventually generate annualized revenue in the range of $7 to $8 million. We will remain focused on improving both our revenue and profits, as we expect to meet our previously stated annual revenue guidance of $115 million.”

Financial Results for the three month period ended March 31, 2013

	Three Months Ended March 31, (in thousands)
	2013	2012	Change
Net Revenue:			$	%
Domestic	$9,689	$9,285	$404	4%
International	16,488	11,762	4,726	40%
Total	$26,177	$21,047	$5,130	24%
Gross Profit:
Domestic	$3,047	$2,960	$87	3%
International	2,985	2,809	176	6%
Total	$6,032	$5,769	$263	5%

Net Income (Loss):
Domestic	$191	$263	$(72)	(27)%
International	(147)	44	(191)	-
Total	$44	$307	$(263)	(86)%

Earnings per Share	$-	$0.02	$(0.02)

The increase in Domestic net revenues was directly attributable to the incremental revenue from the recent acquisition of general merchandising and certain in-store audit services from Market Force Information and the acquisition of National Marketing Services in the third quarter of 2012, partially offset by decreases in syndicated services and other project work compared to the same period in 2012.

The increase in 2013 international net revenues was primarily due to incremental revenue from the newly integrated acquisitions in South Africa and Romania, and increased revenue in China and Australia.

Gross profit increased 5% to $6.0 million for the first quarter of 2013, when compared to $5.8 million the same period of 2012. Gross profit margins declined to 23% compared to 27% for the same period last year. Domestic gross profit margins at 32% were consistent with last year.

The decline in gross profit margin and net income were due primarily to incremental spending in support of new project startups and recent acquisitions when compared to the same period in 2012.

Balance Sheet as of March 31, 2013

As of March 31, 2013, cash and cash equivalents increased to $3.4 million. Working capital total was $8.5 million and the Company’s current ratio was 1.6 to 1. Total current assets and total assets were $23.3 million and $30.0 million, respectively. Total current liabilities and total liabilities were $14.8 million and $15.1 million, respectively, and total equity was $14.9 million at March 31, 2013.

Stockholder Conference Call

The Company will host a stockholder conference call on May 16, 2013, at 4:15 p.m. Eastern Daylight Time during which time Mr. Gary Raymond, President and Chief Executive Officer, and Mr. Jim Segreto, Chief Financial Officer, will discuss the Company's first quarter 2013 financial results and provide a stockholder update on recent business developments.

Conference Call Details:
Date: Thursday, May 16, 2013
Time: 4:15 p.m. EDT
TOLL-FREE: 1-877-941-4774
TOLL/INTERNATIONAL: 1-480-629-9760

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A telephonic replay of the conference call may be accessed approximately three hours after the call through May 23, 2013 by dialing 1-877-870-5176, or 1-858-384-5517 for international callers, and entering the replay pin number 4619668.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://www.viavid.net/.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 10 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(unaudited) (in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Net revenues	$26,177	$21,047
Cost of revenues	20,145	15,278
Gross profit	6,032	5,769

Selling, general, and administrative expense	5,371	5,022
Depreciation and amortization	303	277
Operating income	358	470

Interest expense	31	51
Other income	(13)	(82)
Income before provision for income taxes	340	501

Provision for income taxes	127	42
Net income	213	459
Net income attributable to the non-controlling interest	(169)	(152)
Net income attributable to SPAR Group, Inc.	$44	$307

Net income per basic/diluted common share:

Net income – basic	$-	$0.02

Net income –diluted	$-	$0.01

Weighted average common shares - basic	20,465	20,117

Weighted average common shares - diluted	21,612	21,467

Net income	213	459
Other comprehensive income:
Foreign currency translation adjustments	(198)	(42)
Comprehensive income	$15	$417

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$3,388	$1,792
Accounts receivable, net	18,489	21,414
Deferred tax	194	194
Prepaid expenses and other current assets	1,261	596
Total current assets	23,332	23,996

Property and equipment, net	1,861	1,777
Goodwill	1,790	1,792
Intangibles	2,698	1,468
Other assets	326	237
Total assets	$30,007	$29,270

Liabilities and equity
Current liabilities:
Accounts payable	$4,603	$4,177
Accrued expenses and other current liabilities	7,160	6,729
Accrued expense due to affiliates	1,276	705
Customer deposits	715	263
Lines of credit	1,081	2,393
Total current liabilities	14,835	14,267
Other long-term liabilities	215	268
Total liabilities	15,050	14,535

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares - 2,445,598
Issued and outstanding shares – None - March 31, 2012 and December 31, 2012
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares – 20,474,043 – March 31, 2013
20,456,453 – December 31, 2012	205	205
Treasury stock	(26)	(26)
Additional paid-in capital	14,872	14,738
Accumulated other comprehensive loss	(580)	(382)
Accumulated deficit	(1,652)	(1,696)
Total SPAR Group, Inc. equity	12,819	12,839
Non-controlling interest	2,138	1,896
Total liabilities and equity	$30,007	$29,270

Note: The Balance Sheet at December 31, 2012, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

jsegreto@sparinc.com

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
asheinwald@allianceadvisors.net

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
ccamarra@allianceadvisors.net